Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

Assure CPA, LLC (ASSURE), (we, us or our), consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 6, 2026, with respect to the consolidated financial statements of Silver Bow Mining Corp. as of December 31, 2025, included in the Registration Statement (Form S-1) and related prospectus.

/s/ Assure CPA, LLC

Date: March 6, 2026